TOP AIR MANUFACTURING, INC. AND SUBSIDIARY


                                 EXHIBIT 10 (b)


                        AMENDMENT TO EMPLOYMENT AGREEMENT


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                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT



         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT ("First Amendment") is entered into as of the 19th day of October, 1994, by and between TOP AIR MANUFACTURING, INC., an Iowa corporation ("Employer"), and STEVEN R. LIND, a resident of the State of Iowa ("Employee").


                                    RECITALS:

         A. Employer and Employee are parties to a certain Employment Agreement, dated as of November 6, 1992 (the "Employment Agreement").

         B. The Employment Agreement provides for the employment of Employee to assume the responsibilities of President and Chief Operating Officer of Employer, or such other senior management responsibilities as the Board of Directors of Employer (the "Board") may prescribe, all on the terms and conditions set forth in the Employment Agreement.

         C. The parties desire to amend the Employment Agreement in certain respects and to acknowledge certain actions previously taken by them related to Employee's employment.

         NOW THEREFORE, in consideration of the premises, the agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employer and Employer agree as follows:

         1. The Employment Agreement is hereby amended by deleting paragraph 4(a) thereof in its entirety and substituting the following in lieu thereof:

                  (a) "He shall receive an initial fixed annual salary of $52,500.00, payable semi-monthly. The Board may, by appropriate Board action, increase, but not decrease, Employee's fixed annual salary under this Agreement at any time during the term of this Agreement."

         2. The Employment Agreement is hereby further amended by deleting the second sentence of paragraph 10(b) thereof in its entirety and substituting the following in lieu thereof:

                           "In the event of a termination pursuant to this paragraph 10(b), Employee's compensation shall be paid on a prorated basis through the effective date of termination, subject to any rights of offset of

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                           Employer;  and in addition,  Employee shall be paid a
                           termination fee equal to 50% of Employee's then current fixed annual salary under paragraph 4(a) hereof."

         3. Employer and Employee acknowledge and agree that the Board has increased Employee's fixed annual salary under the Employment Agreement on two previous occasions, that Employee's fixed annual salary under the Employment Agreement is currently $59,000.00, and that Employer and Employee have at all times intended that such increases would not limit, terminate or modify any provision of the Employment Agreement other than modify the fixed annual salary of Employee under paragraph 4(a) of the Employment Agreement and modify the amount of the termination payment under the second sentence of paragraph 10(b) of the Employment Agreement.

         4. As amended by this First Amendment, the Employment Agreement is hereby ratified and affirmed and is in full force and effect,

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.


                                              TOP AIR MANUFACTURING, INC.



                                              By: /s/ S. Lee Kling
                                                  S. Lee Kling, Chairman
                                                  of the Board

                                              "Employer"



                                               /s/ Steven R. Lind
                                               Steven R. Lind

                                               "Employee"



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